RESTATED SUPPLEMENT
TO PROSPECTUS SUPPLEMENT DATED NOVEMBER 23, 2004
(TO PROSPECTUS DATED NOVEMBER 22, 2004)

                           $820,205,384 (APPROXIMATE)
                       J.P. MORGAN MORTGAGE TRUST 2004-S2
                       MORTGAGE PASS-THROUGH CERTIFICATES
                      J.P. MORGAN ACCEPTANCE CORPORATION I
                                   DEPOSITOR
                              -------------------

The supplement dated December 7, 2004 to the prospectus supplement dated November 23, 2004 to the prospectus dated November 22, 2004 with respect to the above-captioned series is hereby replaced in its entirety by this restated supplement and the prospectus supplement is hereby amended as follows:

1. The fourth and fifth paragraphs under the heading 'Summary -- Offered Certificates -- Subgroups Relating to Loan Group 4' on page S-4 are replaced by the following:

  A portion of the principal balance of each pool 4 mortgage loan with a net mortgage rate of greater than 6.00% per annum and less than 6.50% per annum will be allocated to subgroup 4-2 and subgroup 4-4 as follows:

                                                                     net mortgage rate - 6.00%
   o portion allocable to subgroup 4-2 = principal balance x (1 - -------------------------------)
                                                                               1.50%

                                                                     net mortgage rate - 6.00%
   o portion allocable to subgroup 4-4 = principal balance x ( ----------------------------------)
                                                                               1.50%

  A portion of the principal balance of each pool 4 mortgage loan with a net mortgage rate of greater than or equal to 6.50% per annum and equal to or less than 7.50% per annum will be allocated to subgroup 4-3 and subgroup 4-4 as follows:


                                                                    net mortgage rate - 6.50%
   o portion allocable to subgroup 4-3 = principal balance x ( 1- -------------------------------)
                                                                              1.00%

                                                                    net mortgage rate - 6.50%
   o portion allocable to subgroup 4-4 = principal balance x (-----------------------------------)
                                                                              1.00%

2. The twenty-first and twenty-second paragraphs under the heading 'Description of the Mortgage Pool -- The Mortgage Loans' on pages S-23 and S-24 are replaced by the following:

  A portion of the principal balance of each Pool 4 Mortgage Loan with a Net Mortgage Rate of greater than 6.00% per annum and less than 6.50% per annum will be allocated to Subgroup 4-2 and Subgroup 4-4 as follows:


                                                                     Net Mortgage Rate - 6.00%
   o portion allocable to Subgroup 4-2 = principal balance x (1 - -------------------------------)
                                                                                1.50%

                                                                     Net Mortgage Rate - 6.00%
   o portion allocable to Subgroup 4-4 = principal balance x (-----------------------------------)
                                                                                1.50%

  A portion of the principal balance of each Pool 4 Mortgage Loan with a Net Mortgage Rate of greater than or equal to 6.50% per annum and equal to or less than 7.50% per annum will be allocated to Subgroup 4-3 and Subgroup 4-4 as follows:

                                                                    Net Mortgage Rate - 6.50%
  o portion allocable to Subgroup 4-3 = principal balance x (1  - -------------------------------)
                                                                              1.00%

                                                                   Net Mortgage Rate - 6.50%
  o  portion allocable to Subgroup 4-4 = principal balance x (-----------------------------------)
                                                                              1.00%

                              -------------------
                                    JPMORGAN

FEBRUARY 14, 2005

3. The twenty-second and twenty-third paragraphs under the heading 'Description of the Certificates' on page S-83 are replaced by the following:

  A portion of the principal balance of each Pool 4 Mortgage Loan with a Net Mortgage Rate of greater than 6.00% per annum and less than 6.50% per annum will be allocated to Subgroup 4-2 and Subgroup 4-4 as follows:


                                                                     Net Mortgage Rate - 6.00%
   o portion allocable to Subgroup 4-2 = principal balance x (1 - -------------------------------)
                                                                                1.50%

                                                                    Net Mortgage Rate - 6.00%
   o portion allocable to Subgroup 4-4 = principal balance x (-----------------------------------)
                                                                                1.50%


  A portion of the principal balance of each Pool 4 Mortgage Loan with a Net Mortgage Rate of greater than or equal to 6.50% per annum and equal to or less than 7.50% per annum will be allocated to Subgroup 4-3 and Subgroup 4-4 as follows:

                                                                     Net Mortgage Rate - 6.50%
    o portion allocable to Subgroup 4-3 = principal balance x (1 - ------------------------------)
                                                                               1.00%

                                                                     Net Mortgage Rate - 6.50%
    o portion allocable to Subgroup 4-4 = principal balance x (----------------------------------)
                                                                               1.00%

4. The second paragraph under the heading 'Yield on Principal-Only Certificates' on page S-154 is replaced by the following:

  The significance of the effects of prepayments on the Class 1-A-P, Class 2-A-P, Class 3-A-P, Class 4-A-P, Class 5-A-P and Class 6-A-P Certificates is illustrated in the following table which shows the pre-tax yield (on a corporate bond equivalent basis) to the holders of such certificates under different constant percentages of the applicable Prepayment Assumption. The yields of such certificates set forth in the following table were calculated using the Structuring Assumptions, and the further assumption that the purchase prices of the Class 1-A-P, Class 2-A-P, Class 3-A-P, Class 4-A-P, Class 5-A-P and Class 6-A-P Certificates are 78.953125%, 71.796875%, 78.453125%, 73.390625%, 81.59375%
and 75.578125%, respectively (expressed as a percentage of initial Class Principal Amount).

5. The first paragraph under the heading 'Summary -- Optional Clean-Up Redemption of the Certificates' on pages S-7 and S-8 is replaced by the following:

  On any distribution date on or after the distribution date (the 'clean-up call date') on which the aggregate outstanding principal balance of the mortgage loans is equal to or less than 5% of the aggregate principal balance of the mortgage loans as of the cut-off date, as described herein, Chase Manhattan Mortgage Corporation will have the option to purchase all of the mortgage loans, thereby causing an early retirement of the certificates.

6. The second paragraph under the heading 'Risk Factors -- Prepayments Are Unpredictable and Affect Yield' on page S-13 is replaced by the following:

  The yield to maturity of the certificates will also be affected by Chase Manhattan Mortgage Corporation's exercise of its optional clean-up redemption rights.

7. The first paragraph under the heading 'Description of the Certificates -- Optional Clean-Up Redemption of the Certificates' on page S-121 is replaced by the following:

  On any Distribution Date on or after the first Distribution Date (the 'CLEAN UP CALL DATE') on which the aggregate outstanding principal balance of the Mortgage Loans as of the related Due Date is equal to or less than 5% of the aggregate principal balance of the Mortgage Loans (in the aggregate) as of the Cut off Date, CMMC will have the option to purchase the Mortgage Loans and apply the proceeds to redeem the certificates at a price equal to the sum of (i) 100% of the aggregate outstanding principal balance of the Mortgage Loans plus accrued interest thereon at the applicable Mortgage Rate to but not including the due date in the month of such distribution date, (ii) the fair market value of all other property of the Trust Fund and (iii) any unreimbursed advances, fees, servicing fees and other amounts payable to the Master Servicer, the Servicers, the Securities Administrator and the Trustee.

8. The eighth paragraph under the heading 'Yield, Prepayment And Weighted Average Life -- Yield Considerations' on pages S-131 and 132 is replaced by the following:

  The yields to investors in the Offered Certificates may be significantly affected by the exercise of CMMC's option to redeem the certificates, as described herein. See 'Description of the Certificates -- Optional Clean Up Redemption of the Certificates.' If the purchaser of a Certificate offered at a discount from its initial principal amount calculates its anticipated yield to maturity (or early termination) based on an assumed rate of payment of principal that is faster than that actually experienced on the related Mortgage Loans, the actual yield may be lower than that so calculated.